As filed with the Securities and Exchange Commission on October 25, 2016

Registration No. 333-200449

333-204625

333-209959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO FORM S-8

REGISTRATION STATEMENTS

Under

The Securities Act of 1933

Vitae Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	04-3567753
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

502 West Office Center Drive
Fort Washington, PA 19034

(215) 461-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

2013 Stock Plan

2004 Stock Plan
2001 Stock Plan

(Full title of plans)

A. Robert D. Bailey, Esq.

President

Vitae Pharmaceuticals, Inc.

c/o Allergan, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

(862) 261-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Andrew L. Bab, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6323

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Vitae Pharmaceuticals, Inc. (the “Company”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and any other securities issuable by the company pursuant to the Registration Statements:

•                  Registration Statement on Form S-8, File No. 333-200449, filed with the SEC on November 21, 2014, pertaining to the registration of 4,860,187 shares of Common Stock for issuance under the Vitae Pharmaceuticals, Inc. 2014 Equity Incentive Plan, Vitae Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan, Vitae Pharmaceuticals, Inc. 2013 Stock Plan, Vitae Pharmaceuticals, Inc. 2004 Stock Plan and Vitae Pharmaceuticals, Inc. 2001 Stock Plan.

•                  Registration Statement on Form S-8, File No. 333-204625, filed with the SEC on June 1, 2015, pertaining to the registration of 901,345 shares of Common Stock for issuance under the Vitae Pharmaceuticals, Inc. 2014 Equity Incentive Plan and Vitae Pharmaceuticals, Inc. 2014 Employee Stock Purchase Plan.

•                  Registration Statement on Form S-8, File No. 333-209959, filed with the SEC on March 4, 2016, pertaining to the registration of 882,640 shares of Common Stock for issuance under the Vitae Pharmaceuticals, Inc. 2014 Equity Incentive Plan.

On October 25, 2016, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 13, 2016, by and among the Company, Allergan Holdco US, Inc., a Delaware corporation (“Parent”), and Augusta Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the time of the Merger, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on this 25th day of October, 2016.

VITAE PHARMACEUTICALS, INC.

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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